                           RPM, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                                   (Unaudited)

                                                                    EXHIBIT 11.1

                    (In thousands, except per share amounts)

                                                              THREE MONTHS ENDED
                                                                  AUGUST 31,
                                                        ------------------------------

                                                             2002            2001
                                                        -------------    -------------
SHARES OUTSTANDING
     For computation of basic earnings per
        common share

            Weighted average shares                          114,765         102,211
                                                        -------------    ------------

            Total shares for basic earnings
                 per share                                   114,765         102,211

     For computation of diluted earnings
        per common share

            Net issuable common share equivalents                995              26
                                                        -------------    ------------

           Total shares for diluted
                  earnings per share                         115,760         102,237
                                                        =============    ============

NET INCOME
     Net income (loss) applicable to common
         shares for basic earnings per share                $ 44,173        $ 36,569
                                                        -------------    ------------

     Net income (loss) applicable to common
         shares for diluted earnings per share              $ 44,173        $ 36,569
                                                        =============   =============



     Basic Earnings (Loss) Per Common Share                 $   0.38        $   0.36
                                                        =============   =============


     Diluted Earnings (Loss) Per Common Share               $   0.38        $   0.36
                                                        =============   =============



The accompanying notes to consolidated financial statements are an integral part of these statements.